EXHIBIT 23.1

We consent to the use of our report dated February 12, 1998 (except for Note 10, as to which the date is February 17, 1998) with respect to the financial statements of Colonial Guild, Ltd. and subsidiaries included in the filing on Form 8-K/A of The York Group, Inc. dated May 14, 1998.

                                                  /s/ Ernst & Young LLP
Charleston, West Virginia
May 12, 1998